Exhibit 99.1

NEWS RELEASE
	Contacts:	Union Drilling, Inc. Christopher D. Strong, CEO A.J. Verdecchia, CFO 817-735-8793 DRG&E Ken Dennard / Ben Burnham 713-529-6600

FOR IMMEDIATE RELEASE

UNION DRILLING REPORTS

2008 SECOND QUARTER RESULTS

FORT WORTH, Texas – July 31, 2008 – Union Drilling, Inc. (NASDAQ: UDRL) announced today financial and operating results for the second quarter ended June 30, 2008.

Revenues for the second quarter of 2008 were $75.4 million, an increase of 2% compared to revenues of $74.2 million in the second quarter of 2007. Net income in the second quarter of 2008 was $3.4 million, or $0.15 per diluted share, a 63% decline compared to net income of $9.2 million, or $0.42 per diluted share, during the second quarter of 2007. EBITDA for the second quarter of 2008 decreased 32% to $17.4 million compared to $25.5 million reported in the same period last year. For additional information regarding EBITDA as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

Results for the quarter were negatively impacted by a $1 million loss on disposal of assets in the second quarter of 2008, compared to a $1 million gain in the second quarter of 2007.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, stated, “Second quarter results were mixed. We’re pleased with the turnaround in rig utilization and revenue compared to the previous two quarters, but rising costs for materials, supplies and labor cut into our margins. Increased competition in the market made it difficult to pass those costs on to customers through higher dayrates.

“Looking forward, we are encouraged by the increased demand for drilling services in each of our core areas. This presents an opportunity to increase earnings through investments in new equipment and improvements to our existing fleet. We continue to be focused on upgrading our rigs and transitioning our employees to newer, larger equipment designed for long-reach horizontal shale drilling. In addition to the upgrades and two Marcellus Shale rigs previously announced, we recently purchased a 1,000 horsepower rig that is working under a term contract in the Barnett Shale and are ordering two new DC electric rigs, each of which will be on two-year contracts in the Fayetteville Shale upon their delivery at the end of 2008 or beginning of 2009.”

Operating Statistics

Union Drilling’s average revenue per revenue day was $16,790 for the second quarter of 2008 compared to $16,641 for the second quarter of 2007. Average marketed rig utilization for the second quarter was 69.5%, up slightly from 69.0% in the same period last year. Revenue days totaled 4,490 days compared to 4,459 days for the same period last year. Drilling margins totaled $26.3 million, or 35% of revenues, for the second quarter of 2008 versus $31.4 million, or 42% of revenues, in the second quarter of 2007. Average drilling margin per revenue day during the second quarter totaled $5,866 in 2008 versus $7,033 in the prior year period, a decline of 17%. The decrease in drilling margin was largely due to increased costs for maintenance supplies, drill pipe, fuel and welding services, as well as higher labor costs compared to this time last year. For additional information regarding drilling margin as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

Year-to-Date Results

For the six months ended June 30, 2008, Union Drilling reported net income of $5.5 million, or $0.25 per diluted share, on revenues of $139.5 million, compared to net income of $17.7 million, or $0.81 per diluted share, on revenues of $144.7 million for the first half of 2007. EBITDA for the first six months of 2008 was $31.5 million compared to $49.4 million reported in the same period last year.

Drilling margin for the six months ended June 30, 2008 totaled $47.1 million, or 34% of revenues, compared to $60.6 million, or 42% of revenues for the same period last year. The Company totaled 8,181 revenue days on 63.3% utilization for the first half of 2008 versus 8,803 revenue days on 69.8% utilization for the same period in 2007. Revenue and drilling margin averaged $17,048 and $5,757 respectively per revenue day so far in 2008 compared to $16,441 and $6,888 during the first half of 2007.

Conference Call

Union Drilling’s management team will be holding a conference call on Friday, August 1, 2008, at 10:00 a.m. Eastern time. To participate in the call, dial (303) 262-2142 ten minutes before the conference call begins and ask for the Union Drilling conference call. To listen to the live call on the Internet, please visit Union Drilling’s website fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a telephonic replay will be available through August 8, 2008 and may be accessed by calling (303) 590-3000 and using the pass code 11116437#. Also, an archive of the webcast will be available after the call for a period of 60 days on the “Investor Relations” section of the Company’s website at www.uniondrilling.com.

About Union Drilling

Union Drilling, Inc., headquartered in Fort Worth, Texas, provides contract land drilling services and equipment, primarily to natural gas producers, in the United States. Union Drilling currently owns and markets 71 rigs and specializes in unconventional drilling techniques.

UDRL-E

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the Company’s anticipated growth, demand from the Company’s customers, capital spending by oil and gas companies and the Company’s expectations regarding its new rigs and the U. S. land drilling sector. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where the Company operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; the Company’s future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to workplace safety and the environment. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

Union Drilling, Inc.

Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues
Total revenues	$75,389	$74,200	$139,467	$144,732

Cost and expenses
Operating expenses	49,052	42,842	92,369	84,093
Depreciation and amortization	11,082	9,601	21,664	18,517
General and administrative	7,960	6,972	14,754	12,377

Total cost and expenses	68,094	59,415	128,787	114,987

Operating income	7,295	14,785	10,680	29,745

Interest expense	(291)	(540)	(500)	(962)
(Loss) gain on disposal of assets	(1,031)	929	(914)	902
Other income	56	212	89	247

Income before income taxes	6,029	15,386	9,355	29,932

Income tax expense	2,657	6,187	3,837	12,233

Net income	$3,372	$9,199	$5,518	$17,699

Earnings per common share:
Basic	$0.15	$0.42	$0.25	$0.82

Diluted	$0.15	$0.42	$0.25	$0.81

Weighted-average common shares outstanding:
Basic	22,008,065	21,783,478	21,991,475	21,659,283

Diluted	22,194,810	21,965,189	22,153,999	21,859,451

Union Drilling, Inc.

Operating Statistics

(in thousands, except day and per day data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues	$75,389	$74,200	$139,467	$144,732
Drilling margins	$26,337	$31,358	$47,098	$60,639

Revenue days	4,490	4,459	8,181	8,803
Marketed rig utilization	69.5%	69.0%	63.3%	69.8%

Revenue per revenue day	$16,790	$16,641	$17,048	$16,441

Drilling margin per revenue day	$5,866	$7,033	$5,757	$6,888

Union Drilling, Inc.

Balance Sheets

(in thousands, except share and per share data)

	June 30, 2008	December 31, 2007
	(unaudited)
Assets:

Current assets:
Cash and cash equivalents	$17	$20
Accounts receivable (net of allowance for doubtful accounts of $899 and $311 at June 30, 2008 and December 31, 2007, respectively)	45,332	39,878
Inventories	1,682	1,201
Prepaid expenses, deposits and other receivables	4,242	6,957
Deferred taxes	2,356	1,812

Total current assets	53,629	49,868
Goodwill	7,909	7,909
Intangible assets (net of accumulated amortization of $1,133 and $931 at June 30, 2008 and December 31, 2007, respectively)	1,867	2,069
Property, buildings and equipment (net of accumulated depreciation of $126,064 and $105,675 at June 30, 2008 and December 31, 2007, respectively)	241,741	217,359
Other assets	—	103

Total assets	$305,146	$277,308

Liabilities and Stockholders’ Equity:

Current liabilities:
Accounts payable	$17,509	$13,545
Current portion of notes payable for equipment	3,102	3,139
Current portion of revolving credit facility	24,694	—
Current portion of customer advances	2,087	4,530
Accrued expense and other liabilities	10,756	7,862

Total current liabilities	58,148	29,076
Revolving credit facility	—	9,578
Long-term notes payable for equipment	3,070	4,592
Deferred taxes	33,498	30,002
Customer advances and other long-term liabilities	525	651

Total liabilities	95,241	73,899

Stockholders’ equity:
Common stock, par value $.01 per share; 75,000,000 shares authorized; 22,008,586 shares and 21,974,884 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	220	220
Additional paid in capital	142,637	141,659
Retained earnings	67,048	61,530

Total stockholders’ equity	209,905	203,409

Total liabilities and stockholders’ equity	$305,146	$277,308

EBITDA is earnings before net interest, income taxes, depreciation and amortization and non-cash impairment. The Company believes EBITDA is a useful measure of evaluating its financial performance because it is used by external users, such as investors, commercial banks, research analysts and others, to assess: (1) the financial performance of Union’s assets without regard to financing methods, capital structure or historical cost basis, (2) the ability of Union’s assets to generate cash sufficient to pay interest costs and support its indebtedness, and (3) Union’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net earnings is included below. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Calculation of EBITDA:
Net income	$3,372	$9,199	$5,518	$17,699
Interest expense	291	540	500	962
Income tax expense	2,657	6,187	3,837	12,233
Depreciation and amortization	11,082	9,601	21,664	18,517

EBITDA	$17,402	$25,527	$31,519	$49,411

Drilling margin represents contract drilling revenues less contract drilling costs. Union Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Union Drilling’s management. A reconciliation of drilling margin to operating income is included below. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands, except day and per day data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Calculation of drilling margin:
Operating income	$7,295	$14,785	$10,680	$29,745
Depreciation and amortization	11,082	9,601	21,664	18,517
General and administrative	7,960	6,972	14,754	12,377

Drilling margin	$26,337	$31,358	$47,098	$60,639

Revenue days	4,490	4,459	8,181	8,803

Drilling margin per revenue day	$5,866	$7,033	$5,757	$6,888